Filed pursuant to Rule 424(b)(3)

Registration No. 333-268103

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 8, 2022)

PROMIS NEUROSCIENCES INC.

Up to 1,383,755 Common Shares Underlying Units

Up to 345,939 Common Shares Underlying Warrants

This Prospectus Supplement No. 06 (this “Prospectus Supplement”) amends and supplements the Prospectus dated November 8, 2022 (the “Prospectus”) of ProMIS Neurosciences Inc. (the “Company”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-268103) (our “Registration Statement”). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the resale by the selling security holders named in the Prospectus (the “Selling Shareholders”) of up to an aggregate of 1,729,694 of our common shares, no par value (“common shares”), which consists of (i) up to 1,383,755 common shares that are issuable to certain of the Selling Shareholders that are party to the Unit Purchase Agreement, dated October 11, 2022 (the “Unit Purchase Agreement”); and (ii) up to 345,939 common shares that are issuable to certain of the Selling Shareholders that are party to the Unit Purchase Agreement upon the exercise of warrants to purchase our common shares that we issued to Selling Shareholders in a private placement that closed in connection with the Unit Purchase Agreement.

This Prospectus Supplement includes information from our Report on Form 8-K filed on May 8, 2023 reporting clearance by the U.S. Food and Drug Administration of an Investigational New Drug application to the U.S. Food and Drug Administration for PMN310 for the treatment of Alzheimer’s disease.

This Prospectus Supplement should be read in conjunction with the Prospectus that was previously filed, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 8, 2023.